Exhibit 10.3

MACY’S, INC.

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

Macy’s, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following Senior Executive Incentive Compensation Plan (the “Plan”) to provide incentive awards, including incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations and rulings promulgated thereunder.
1.    PURPOSE OF THE PLAN
The purpose of the Plan is to promote the attainment of the Company’s performance goals by providing incentive compensation for certain designated key executives and employees of the Company and its Affiliates.
2.    DEFINITIONS
2.1.    “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests. References to the “Company” herein shall be deemed to include references to Affiliates where appropriate.

2.2.	“Award” shall mean any amount granted to a Participant under the Plan.
2.3.    “Board” shall mean the board of directors of the Company.
2.4.     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
2.5.    “Committee” shall mean the Compensation and Management Development (CMD) Committee of the Board or any subcommittee thereof formed by the CMD Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.
2.6.    “Participant” shall have the meaning set forth in Section 3.1.
2.7.    “Performance Criteria” shall mean one or more of the following: total sales (including net sales or gross sales); comparable store sales; comparable owned sales plus licensed sales; sales per square foot; owned plus licensed sales; gross margin; pre-tax income; operating or other expenses; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; net income; operating income; earnings per share (either basic or diluted); cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof); coverage ratio; leverage ratio; return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity, including return on net assets, return on sales, return on equity, gross margin return on investment and return on invested capital); economic value added; expense reduction; value of assets; inventory levels; stock price appreciation; total shareowner return; revenue; gross margin return on inventory; inventory turn; market share; strategic business objectives; strategic plan implementation; customer satisfaction; sustainability measures; employee engagement, employee recruiting, employee retention, employee diversity and employee turnover. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. (For the avoidance of doubt, with respect to Awards that do not constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, “Performance Criteria” include any of the above criteria, as well as any other objective or subjective criteria that the Committee in its discretion shall determine.).
2.8.    “Performance Goal” shall mean the level of performance, whether absolute or relative to a peer group index, established by the Committee as the performance standard for Performance Criteria. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
2.9.    “Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish.

3.	ELIGIBILITY AND ADMINISTRATION
3.1.    Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or an Affiliate who is selected by the Committee to participate in the Plan (each, a “Participant”).
3.2.    Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

(i)	select the Participants to whom Awards may from time to time be granted hereunder;

(ii)	determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award;

(iii)	determine the time when Awards will be granted and paid and the Performance Period to which they relate;

(iv)
determine the Performance Goals for Awards for each Participant in respect of each Performance Period based on the Performance Criteria and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period;

(v)	interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan;

(vi)	correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect;

(vii)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(viii)	make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
(b)    Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.
(c)    To the extent not inconsistent with applicable law or the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan. To the extent the authority of the Committee has been so delegated, the term “Committee” includes any person to whom such authority has been delegated.
4.    AWARDS
4.1.    Performance Period; Participant Designation; Performance Goals; Notification. (a) The Committee shall designate

(x)	one or more Performance Periods,

(y)	the Participants for each Performance Period, and

(z)	the Performance Goals for determining the Award for each Participant for each Performance Period based on attainment of specified levels of one or any combination of the Performance Criteria.
The Committee shall also specify the basis upon which the Performance Goals may be adjusted, including, by way of illustration and without limiting the Committee, to exclude the effects of asset impairments, restructurings, store closing costs, acquisitions, divestitures, other unusual or non-reurring items, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as applicable. Designation of any individual as a Participant for any Performance Period shall not require designation of such individual as a Participant in any other Performance Period, and designation of one individual as a Participant shall not require designation of any other individual as a Participant for such Performance Period or for any other Performance Period.
(b) If a person becomes eligible to participate in the Plan after the Committee has made its initial designation of Participants, such individual may become a Participant if so designated by the Committee.

(c) The Performance Goals designated by the Committee may be expressed with respect to the Company’s performance or the performance of one or more Affiliates, divisions, business segments or business units of the Company, and may be expressed in terms of dollars or rates, dollars or growth, absolute levels or percentages or ratios expressing relationships between two or more of the Performance Criteria, period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices.
4.2.    Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period and prior to payment of any Award, the Committee shall certify, in writing, the amount of the Award for each Participant for such Performance Period.
4.3.    Payment of Awards. (a) The amount of the Award actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the Performance Goals for the Performance Period as determined in accordance with Section 4.1. The Committee may not waive the achievement of the applicable Performance Goals for any award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code except in the case of the death or disability of the Participant or as described in Section 4.6. The Committee may establish factors to take into consideration in implementing its discretion to reduce the amount of an Award, including, but not limited to, individual performance and/or one or more of the Performance Criteria. In no event may the Committee increase the amount of the Award otherwise payable to the Participant based on attainment of the Performance Goals for the Performance Period (this restriction only applies to awards intended to qualify as “performance-based” compensation under 162(m)).
(b) The actual amount of the Award determined by the Committee for a Performance Period shall be paid in the Committee’s discretion in cash or, to the extent permissible under a shareholder-approved stock plan of the Company, in stock-based awards under such plan. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends, unless payment is deferred pursuant to a plan or arrangement satisfying the requirements of Section 409A of the Code.
4.4.    Changes in Employment. (a) If

(i)	a person becomes a Participant during a Performance Period as specified in Section 4.1(b), or

(ii)
a Participant (x) dies, retires or is permanently and totally disabled or (y) is terminated by the Company due to a reduction in force or job elimination, in either case prior to the end of a Performance Period, then the Award payable to such a Participant may be proportionately reduced based on the period of actual employment during the applicable Performance Period.
(b) Except as otherwise specifically provided in this Section 4.4, if a Participant’s employment with the Company is terminated prior to the end of a Performance Period for any reason, the Participant will not be entitled to any Award for such Performance Period unless otherwise determined by the Committee or unless otherwise required by law.

4.5.    Transfers and Changes in Responsibilities. If a Participant’s responsibilities materially change or the Participant is transferred during a Performance Period to a position that is not deemed by the Committee as eligible to participate in the Plan, the Company may, as determined by the Committee, terminate the Participant’s participation in this Plan. In the event of such termination, the Participant would be eligible for a prorated Award based on the number of months in such Performance Period prior to such termination. Such Award will be paid only after the end of such Performance Period.
4.6.    Change in Control. In connection with any change in control (as such term is defined in the Company’s Change in Control Plan, as it may be amended from time to time) of the Company, then the Committee will take all such actions hereunder as it may determine to be necessary or appropriate to treat Participants equitably, including without limitation the modification or waiver of applicable Performance Goals, Performance Criteria, Performance Periods, or Awards, notwithstanding the terms of any initial award.
4.7.    Maximum Award. The maximum dollar value of an Award payable to any Participant in any 12-month Performance Period is $7,000,000, adjusted pro rata for a Performance Period shorter or longer than 12 months.

5.	MISCELLANEOUS
5.1.    Amendment and Termination of the Plan. The Board or the Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code, or by the New York Stock Exchange (or such other principal securities market on which the Company’s securities are listed or qualified for trading). No amendments to, or termination of, the Plan shall materially impair the rights of a Participant under any Award previously granted without such Participant’s consent.
5.2.    Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Awards.
5.3.    Tax Withholding. The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant any such taxes as may be required by law, or to otherwise require the Participant to pay or provide for the payment of any such taxes in a manner satisfactory to the Company or such Affiliate. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such tax obligations.
5.4.    Right of Discharge Reserved; Claims to Awards. Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided herein or in any agreement or other instrument entered or adopted into in connection with this Plan, the Company shall not be liable for the loss of existing or potential profit from any Award granted in the event of the termination of employment of any Participant.
5.5.    Nature of Payments. All Awards made pursuant to the Plan shall be in consideration of the performance of services for the Company or an Affiliate, division or business unit of the Company.
5.6.    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
5.7.    Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
5.8.     Clawback. The Committee has the discretion to require a Participant to repay the income, if any, derived from an Award in the event of a restatement of the Company’s financial results within three years after payment of such Award to correct a material error that is determined by the Committee to be the result of fraud or intentional misconduct. In addition, all Awards and all benefits derived by a Participant from any Award shall be subject to recovery by the Company in such circumstances and on such terms and conditions as may be prescribed by the Committee at any time or from time to time pursuant to any policy adopted by the Company to ensure, or otherwise to ensure, compliance with any rules, regulations or listing standards adopted by the Securities and Exchange Commission or the New York Stock Exchange to implement Section 10D of the Securities Exchange Act, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
5.9.    Section 409A. The Company intends that the Plan and each Award granted hereunder shall comply with, or be exempt from, Section 409A of the Code and that the Plan shall be interpreted, operated and administered accordingly. If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A or would cause any Award to be subject to taxes, interest or penalties under Section 409A, the Company may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A, (b)

avoid the imposition of taxes, interest and penalties under Section 409A, and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. The Company is not obligated to modify the Plan and there is no guarantee that any payments will be exempt from taxes, interest and penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of, or gross up in connection with, any taxes, interest and or penalties owed by the Participant pursuant to Section 409A.
5.10.    Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
5.11.    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
5.12.    Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.
5.13.    Effective Date of Plan. The Plan shall be effective as of February 24, 2017, subject to approval by the Company’s stockholders in accordance with Section 162(m) of the Code.
5.14.    Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

As amended effective March 26, 2020